Exhibit 99.1

RMS Medical Products Announces New Board Members

Chester, NY / December 6, 2018 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced the addition of two new independent members to the Board of Directors and changes to its bylaws. Effective December 5, 2018, well-regarded infusion therapy executives Rob Allen and Jim Beck have joined the RMS Medical Products Board of Directors.

“We are thrilled to announce the addition of these high caliber executives to the Board” said Dan Goldberger, Chairman and interim Chief Executive Officer of RMS. “We think Rob and Jim will be invaluable to RMS as we grow the home infusion therapy business through both existing market share gains and application expansion.”

“I am excited to help RMS in its pursuit of improving the quality of life for chronically-ill patients around the globe,” said Jim Beck.

Rob Allen added, “I look forward to working with the RMS management team, which is well suited to meet the needs of a growing segment in home healthcare.”

In addition to appointing two new members, the RMS Board voted to adopt improvements to its bylaws in order to better align with general public company practices and ISS recommendations. RMS intends to ask its shareholders to ratify the changes at its next annual meeting.

About Rob Allen

Rob Allen, CPA, is a seasoned executive with 38 years of operating and financial experience focused on the healthcare services sector. Rob most recently served as President of Coram/CVS Infusion Services, a $1.4 billion Infusion Services business with 4,500 employees and operating in 42 states. Prior to serving as President, Rob held positions of COO and CFO during his 8 years at Coram. Prior to Coram, Rob held leadership roles at Titan Health Corporation and American Medical Response driving operational, financial, revenue cycle and strategic growth. Rob also currently sits on the board of Oceans Healthcare, an operator of hospitals in the Southeast.

About Jim Beck

Jim Beck has more than 30 years of healthcare services and distribution general management experience. Jim most recently served as Executive Chairman of Medical Specialties Distributors, a leading service solution provider serving the home infusion, home medical equipment, and oncology markets. He previously served as President and Chief Executive Officer of MSD. McKesson recently acquired medical Specialty Distributors (MSD) for $800 million. Prior to joining MSD, Jim held various executive and management positions with leading healthcare companies such as American Hospital Supply/Baxter Healthcare, AMSCO International, Spectrum Healthcare, and SHPS Health Management Solutions.

About RMS Medical Products

The Company develops, manufactures and commercializes medical products used for home infusions and suctioning. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgHFlo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RESQVAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers. For more information about RMS Medical Products, please visit www.rmsmedicalproducts.com.

Contact

CG Capital

Rich Cockrell

877.889.1972

investorrelations@cg.capital

www.cg.capital